FactSet Research Systems Inc. 601 Merritt 7 Norwalk, Connecticut 06851 203.810.1000 / 203.810.1001 Fax	Exhibit 99.1
News Release	Contact: Rachel Stern FactSet Research Systems Inc. 203.810.1000
FOR IMMEDIATE RELEASE

FactSet Surpasses $1 Billion in ASV while Adjusted Diluted EPS Rises 14% for the Second Quarter of Fiscal 2015

●	ASV grew to $1 billion, up 8.5% organically
●	Adjusted EPS rose to $1.39, up 13.9%
●	Philip Snow to become CEO on July 1, 2015; Philip Hadley remains Chairman of the Board
●	FactSet veteran Mark J. Hale promoted to Chief Operating Officer (COO) as of March 16, 2015

NORWALK, Conn., March 17, 2015 - FactSet Research Systems Inc. (NYSE:FDS) (NASDAQ:FDS), a leading provider of integrated global financial information and analytical applications to the investment community, today announced its results for the second quarter of fiscal 2015.

For the quarter ended February 28, 2015, revenues advanced to $247.8 million, up 9.2% over the prior year. Included in this total was $0.5 million related to the acquisition of Code Red, Inc. Operating income was $80.6 million compared to $75.1 million in the year ago quarter. Net income was $61.6 million versus $52.4 million a year ago. Diluted earnings per share were $1.46 compared to $1.22 in the same period of fiscal 2014.

Adjusted operating income for the quarter was $83.8 million, up 11.7% over the prior year. Adjusted operating income during the just completed second quarter excludes a $3.2 million pre-tax charge primarily from changes in the senior leadership of the Company’s sales teams. Adjusted net income advanced 12.0% and excludes the after-tax charge of $2.2 million related to those senior leadership changes and $5.1 million in income tax benefits primarily from the reenactment of the U.S. Federal R&D tax credit, retroactive to January 1, 2014 and extended to the end of the 2014 calendar year. Adjusted diluted EPS rose 13.9% to $1.39. Adjusted diluted EPS excludes the net effect of the $0.12 benefit from the reenactment of the U.S. Federal R&D tax credit and the $0.05 detriment from the senior leadership changes within the sales organization.

A reconciliation between GAAP and adjusted financial measures is presented on page 9 of this press release.

Consolidated Statements of Income

(Condensed and Unaudited)
	Three Months Ended February 28,
(In thousands, except per share data)	2015	2014	Change
Revenues	$247,792	$226,934	9.2%
Adjusted Operating income	$83,802	$75,054	11.7%
Adjusted Net income	$58,715	$52,426	12.0%
Adjusted Diluted earnings per share	$1.39	$1.22	13.9%
Diluted weighted average shares	42,306	43,107

“FactSet performed very well during the just completed quarter as ASV, revenue, client and user count, and EPS all grew to record highs,” said Philip Hadley, Chairman and CEO. “The first half of fiscal 2015 was our strongest first half in ASV growth since 2011 and our 14% EPS increase represented our 19th consecutive quarter of double-digit EPS growth. I am also pleased we acquired Code Red in February 2015, a leading provider of research management technologies to the investment community.”

Annual Subscription Value (“ASV”)

ASV was $1.005 billion at February 28, 2015, up 8.5% organically over the prior year. Excluding $9.3 million from the acquisition of Code Red and the effects of foreign currency, ASV increased $25.4 million over the last three months. ASV at any given point in time represents the forward-looking revenues for the next 12 months from all services currently being supplied to clients. Buy-side clients account for 82.8% of ASV and the remainder from sell-side firms that perform Mergers & Acquisitions (“M&A”) advisory work, capital markets services and equity research. The buy-side and sell-side ASV growth rates were 8.7% and 7.9%, respectively. Supplementary tables covering buy-side and sell-side ASV growth rates are presented on page 10 of this press release.

Financial Highlights – Second Quarter of Fiscal 2015

●	ASV from U.S. operations was $680 million and $325 million was related to international operations.
●	U.S. revenues were $166.5 million, up 8.0% from the year ago second quarter. Excluding incremental revenue from the acquisition of Code Red, the U.S. growth rate was 7.6%.
●	Non-U.S. revenues rose to $81.3 million. Excluding the impact of foreign currency, the international growth rate was 13.0%.
●

Adjusted operating margin was 33.8% compared to 33.1% a year ago. This adjusted financial measure excludes the $3.2 million pre-tax charge primarily from changes in the senior leadership responsible for the Company’s sales function.

●	Quarterly free cash flow was $42.6 million, an increase of 12.2% over the prior year.
●

The U.S. Federal R&D tax credit, which had previously expired on December 31, 2013, was reinstated during the second quarter of fiscal 2015. The R&D tax credit was retroactive to January 1, 2014 and extended to the end of the 2014 calendar year. This resulted in a discrete income tax benefit of $5.1 million or $0.12 per diluted share and reduced the Company’s annual effective tax rate to 30.4%.

●

In February 2015, FactSet borrowed $35 million at an interest rate of one month LIBOR plus 0.50% under a revolving credit facility with Bank of America. The credit facility has a three-year term and may be expanded up to an aggregate amount of $300 million.

Operational Highlights – Second Quarter of Fiscal 2015

●	Annual client retention was greater than 95% of ASV and 93% of clients, up from 92% a year ago.
●	Client count rose by 106, including 50 new clients acquired from Code Red and totaled 2,868 at February 28, 2015.
●

Excluding acquisitions, users of the FactSet workstation grew 10.7% and totaled 57,408 professionals at February 28, 2015. This user count growth was driven by the Company’s highest ever quarter for buy-side user additions.

●	Employee count was 6,978 at February 28, 2015, up 7.6% over last year.
●	Capital expenditures were $7.0 million.
●	A regular quarterly dividend of $16.2 million or $0.39 per share was paid on March 17, 2015.
●

The Company repurchased 390,000 shares for $55.8 million during the second quarter. At February 28, 2015, $282.9 million remains authorized for further repurchases. In the past 12 months, FactSet has returned $240 million to stockholders in the form of share repurchases, funded entirely by cash generated from operations.

●	Common shares outstanding were 41.6 million at February 28, 2015.
●

Effective January 21, 2015, FactSet appointed Scott Miller as the Company’s new Executive Vice President, Global Director of Sales. Mr. Miller succeeds Michael Frankenfield and will report directly to Philip Snow. Scott Miller’s global experience and deep understanding of the financial technology and data business complements the Company’s business model and enables him to be well-positioned to drive the next phase of FactSet’s growth.

●	FactSet was ranked #48 on Fortune’s “100 Best Companies to Work For,” marking the Company’s seventh appearance on the list in the last eight years.
●

Markit’s comprehensive set of exchange traded funds data and analytics was added to the FactSet workstation during January 2015, which adds to the breadth of content available to asset and wealth managers who rely on FactSet’s tools.

●

In January 2015, FactSet released a new Fixed Income Ownership data feed, which covers 136,000 fixed income securities and 18,000 funds. With this release, FactSet now has the ability to leverage its ownership content across multiple asset classes.

Philip Snow to become CEO on July 1, 2015; Mark J. Hale promoted to COO

FactSet is announcing today that Chairman and CEO, Philip Hadley, will step down after a successful tenure as CEO, but will remain with the Company as Chairman of the Board of Directors. Mr. Hadley, 52, has served as FactSet’s CEO since September 2000, during which time the Company has grown ASV from $151 million to $1 billion.

The Company’s current President, 19-year FactSet veteran Philip Snow, will become FactSet’s next CEO, effective July 1, 2015. Mr. Snow has also been elected to FactSet’s Board of Directors, effective March 16, 2015.

“We’re all excited for Phil Snow and the opportunities for FactSet under his leadership,” said Mr. Hadley. “During his career, he has held many roles within the global sales organization and executed on growth strategies to consistently improve the performance of FactSet. Most recently, as President, Phil has demonstrated strong leadership and strategic insight to ensure that FactSet continues its long track record of success. His leadership acumen combines a deep knowledge of our clients, a commitment to our employees, and a vision for our Company’s growth.”

FactSet also announces the promotion of Mark J. Hale to Chief Operating Officer, effective March 16, 2015. Mark joined FactSet as a software engineer from Carnegie Mellon in 1995. During his 20-year tenure at FactSet, Mark has held several positions of increasing responsibility including Head of Software Engineering, and most recently, Senior Vice President, Director of Content Operations. Mark has been instrumental in building out FactSet’s expansive content operations and making content collection a core competency for FactSet.

As COO, Mark’s teams will focus on product development, technology and content collection. Peter Walsh, FactSet’s former COO, will work with Mark to ensure a successful transition. Mr. Walsh will continue as a full-time employee until August 31, 2015, after which he will remain employed on a part-time basis focusing on various growth projects.

Mr. Snow commented, “I’m thrilled at the chance to step into the FactSet CEO role. My appreciation of the power of our business model, our blue chip client base, our talented employees and our opportunity has only grown over my years at FactSet. I’m surrounded by a seasoned team that averages approximately 20 years of industry experience and understands every corner of our Company. I’m also personally excited to collaborate with Mark and other senior managers as we enter into our next phase of growth.”

“While we believe it is the right time to bring change to our most senior leadership positions at FactSet, I’d like to personally thank Michael Frankenfield and Peter Walsh for their tremendous contributions to the Company,” said Philip Hadley. “As members of senior management, both Mike and Peter have had a major impact on many initiatives, which helped FactSet grow to $1 billion in ASV during their tenure. I am also pleased with the execution of our senior management transition and look forward to working with Phil and Mark in my role as the Company’s Chairman of the Board.”

Code Red Acquisition

On February 6, 2015, FactSet acquired Code Red, Inc. for $35 million. Code Red provides research management technologies to the investment community, including endowments and foundations, institutional asset managers, sovereign wealth funds, pensions, and hedge funds. With the addition of Code Red to FactSet's existing research management solutions, FactSet now offers an RMS for all its clients' workflows. At the time of acquisition, Code Red employed 32 individuals in the U.S. and Europe and had annual subscriptions of $9.3 million. The results of Code Red did not have a material impact on FactSet’s second quarter and is expected to be breakeven to diluted EPS during the second half of fiscal 2015.

Business Outlook

The following forward-looking statements reflect FactSet’s expectations as of today’s date. Given the number of risk factors, uncertainties and assumptions discussed below, actual results may differ materially. FactSet does not intend to update its forward-looking statements until its next quarterly results announcement, other than in publicly available statements.

Third Quarter Fiscal 2015 Expectations

●	Revenues are expected to range between $251 million and $256 million.
●

Operating margin is expected to range between 33.0% and 34.0%, which reflects a margin guidance increase of 20 basis points from the first quarter, but also includes a 40 basis point reduction from the recent acquisition of Code Red.

●	The annual effective tax rate is expected to range between 30.0% and 31.0%.
●	Diluted EPS should range between $1.40 and $1.42. The midpoint of this range represents 12.8% growth over the prior year.

Conference Call

The Company will host a conference call today, March 17, 2015 at 11:00 a.m. (Eastern Time) to review the second quarter fiscal 2015 earnings release. To listen, please visit the investor relations section of the Company’s website at www.factset.com.

Forward-looking Statements

This news release contains forward-looking statements based on management's current expectations, estimates and projections. All statements that address expectations or projections about the future, including statements about the Company's strategy for growth, product development, market position, subscriptions, expected expenditures and financial results are forward-looking statements. Forward-looking statements may be identified by words like "expects," "anticipates," "plans," "intends," "projects," "should," "indicates," "continues," "subscriptions" and similar expressions. These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions. Many factors, including those discussed more fully elsewhere in this release and in FactSet's filings with the Securities and Exchange Commission, particularly its latest annual report on Form 10-K and quarterly reports on Form 10-Q, as well as others, could cause results to differ materially from those stated. These factors include, but are not limited to: the current status of the global economy; the ability to integrate newly acquired companies and businesses; the stability of global securities markets; the ability to hire qualified personnel; the maintenance of the Company's leading technological position; the impact of global market trends on the Company's revenue growth rate and future results of operations; the negotiation of contract terms with corporate vendors, data suppliers and potential landlords; the retention of key clients; the successful resolution of ongoing audits by tax authorities; the continued employment of key personnel; the absence of U.S. or foreign governmental regulation restricting international business; and the sustainability of historical levels of profitability and growth rates in cash flow generation.

About Adjusted Financial Measures

Financial measures in accordance with U.S. generally accepted accounting principles (“GAAP”) including operating income, net income and diluted earnings per share have been adjusted. Adjusted operating income during the just completed second quarter of fiscal 2015 excludes a pre-tax charge primarily from changes in the senior leadership of the Company’s sales teams and $5.1 million of income tax benefits related to the reenactment of the U.S. Federal R&D credit. The second quarter fiscal 2015 pre-tax charge reduced GAAP operating income by $3.2 million, GAAP operating margin by 130 basis points and GAAP diluted earnings per share by $0.05. Together, the pre-tax charge primarily from changes in the senior leadership of the Company’s sales function and income tax benefits from the reenactment of the U.S. Federal R&D credit increased GAAP net income by $2.9 million and GAAP diluted EPS by $0.07 per share. FactSet uses these adjusted financial measures, both in presenting its results to stockholders and the investment community, and in its internal evaluation and management of the business. The Company believes that these adjusted financial measures and the information they provide are useful to investors because it permits investors to view the Company’s performance using the same tools that management uses to gauge progress in achieving its goals. Investors may benefit from referring to these adjusted financial measures in assessing the Company’s performance and when planning, forecasting and analyzing future periods and may also facilitate comparisons to its historical performance. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP.

About Non-GAAP Free Cash Flow

The GAAP financial measure, cash flows provided by operating activities, has been adjusted to report non-GAAP free cash flow that includes the cash cost for taxes and changes in working capital, less capital expenditures. Included in the just completed second quarter was $49.6 million of net cash provided by operations and $7.0 million of capital expenditures. The presentation of free cash flow is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP. FactSet uses this financial measure, both in presenting its results to stockholders and the investment community, and in the Company’s internal evaluation and management of the business. Management believes that this financial measure is useful to investors because it permits investors to view the Company’s performance using the same metric that management uses to gauge progress in achieving its goals and is an indication of cash flow that may be available to fund further investments in future growth initiatives.

About FactSet

FactSet, a leading provider of financial information and analytics, helps the world’s best investment professionals outperform. More than 50,000 users stay ahead of global market trends, access extensive company and industry intelligence, and monitor performance with FactSet’s desktop analytics, mobile applications, and comprehensive data feeds. The Company has been included in FORTUNE's Top 100 Best Companies to Work For, the United Kingdom’s Great Places to Work and France’s Best Workplaces. FactSet is listed on the New York Stock Exchange and NASDAQ (NYSE:FDS) (NASDAQ:FDS). Learn more at www.factset.com, and follow us on Twitter: www.twitter.com/factset.

FactSet Research Systems Inc.

Consolidated Statements of Income – Unaudited

	Three Months Ended February 28,		Six Months Ended February 28,
(In thousands, except per share data)	2015	2014	2015	2014

Revenues	$247,792	$226,934	$490,468	$449,909

Operating expenses
Cost of services	99,516	87,254	197,059	170,504
Selling, general and administrative	67,628	64,626	132,501	129,610
Total operating expenses	167,144	151,880	329,560	300,114

Operating income	80,648	75,054	160,908	149,795

Other income, net	534	344	964	685
Income before income taxes	81,182	75,398	161,872	150,480

Provision for income taxes	19,584	22,972	44,414	45,876
Net income	$61,598	$52,426	$117,458	$104,604

Diluted earnings per common share	$1.46	$1.22	$2.78	$2.41

Diluted weighted average common shares	42,306	43,107	42,324	43,432

FactSet Research Systems Inc.

Consolidated Statements of Comprehensive Income – Unaudited

	Three Months Ended February 28,		Six Months Ended February 28,
(In thousands)	2015	2014	2015	2014

Net income	$61,598	$52,426	$117,458	$104,604

Other comprehensive (loss) income, net of tax
Net unrealized gain on cash flow hedges*	843	387	731	3,284
Foreign currency translation adjustments	(8,011)	3,506	(21,566)	11,654
Other comprehensive (loss) income	(7,168)	3,893	(20,835)	14,938
Comprehensive income	$54,430	$56,319	$96,623	$119,542

* For the three and six months ended February 28, 2015, the unrealized gain on cash flow hedges was net of tax expense of $501 and $434, respectively. The unrealized gain on cash flow hedges disclosed above for the three and six months ended February 28, 2014, was net of tax expense of $231 and $1,961, respectively.

FactSet Research Systems Inc.

Consolidated Balance Sheets - Unaudited

	February 28,	August 31,
(In thousands)	2015	2014

ASSETS
Cash and cash equivalents	$122,070	$116,378
Investments	25,335	20,008
Accounts receivable, net of reserves	100,038	90,354
Prepaid taxes	15,282	6,532
Deferred taxes	1,617	1,841
Prepaid expenses and other current assets	17,583	14,662
Total current assets	281,925	249,775

Property, equipment, and leasehold improvements, net	56,693	57,641
Goodwill	305,893	285,608
Intangible assets, net	43,313	41,855
Deferred taxes	16,782	22,377
Other assets	4,966	5,956
TOTAL ASSETS	$709,572	$663,212

LIABILITIES
Accounts payable and accrued expenses	$31,175	$26,971
Accrued compensation	28,074	42,481
Deferred fees	40,577	36,504
Taxes payable	4,590	5,036
Deferred taxes	1,047	-
Dividends payable	16,234	16,299
Total current liabilities	121,697	127,291

Deferred taxes	2,097	2,921
Taxes payable	6,907	5,501
Long-term debt	35,000	-
Deferred rent and other non-current liabilities	14,787	16,417
TOTAL LIABILITIES	$180,488	$152,130

STOCKHOLDERS’ EQUITY
Common stock	$497	$491
Additional paid-in capital	471,805	413,754
Treasury stock, at cost	(838,972)	(734,746)
Retained earnings	934,510	849,504
Accumulated other comprehensive loss	(38,756)	(17,921)
TOTAL STOCKHOLDERS’ EQUITY	529,084	511,082
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$709,572	$663,212

FactSet Research Systems Inc.

Consolidated Statements of Cash Flows - Unaudited

(In thousands)	Six Months Ended February 28,
	2015	2014
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$117,458	$104,604
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	16,222	17,442
Stock-based compensation expense	11,037	10,616
Deferred income taxes	2,697	(1,157)
Gain on sale of assets	(4)	(64)
Tax benefits from share-based payment arrangements	(11,743)	(4,984)
Changes in assets and liabilities, net of effects of acquisitions
Accounts receivable, net of reserves	(9,280)	(20,466)
Accounts payable and accrued expenses	5,091	(2,909)
Accrued compensation	(13,638)	(15,949)
Deferred fees	2,624	2,460
Taxes payable, net of prepaid taxes	3,139	9,754
Prepaid expenses and other assets	(1,664)	(331)
Deferred rent and other non-current liabilities	(1,172)	(389)
Other working capital accounts, net	(27)	100
Net cash provided by operating activities	120,740	98,727

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of businesses, net of cash acquired	(30,133)	(47,170)
Purchases of investments	(12,437)	(7,487)
Proceeds from sales of investments	7,535	6,871
Purchases of property, equipment and leasehold improvements, net of proceeds from dispositions	(11,764)	(8,032)
Net cash used in investing activities	(46,799)	(55,818)

CASH FLOWS FROM FINANCING ACTIVITIES
Dividend payments	(32,286)	(30,011)
Repurchase of common stock	(106,317)	(146,184)
Proceeds from debt	35,000	-
Debt issuance costs	(32)	-
Proceeds from employee stock plans	34,393	16,881
Tax benefits from share-based payment arrangements	11,743	4,984
Net cash used in financing activities	(57,499)	(154,330)
Effect of exchange rate changes on cash and cash equivalents	(10,750)	3,584
Net increase (decrease) in cash and cash equivalents	5,692	(107,837)

Cash and cash equivalents at beginning of period	116,378	196,627
Cash and cash equivalents at end of period	$122,070	$88,790

Reconciliation of GAAP to Adjusted Financial Measures

Financial measures in accordance with U.S. GAAP including operating income, net income and diluted earnings per share have been adjusted below. FactSet uses these adjusted financial measures, both in presenting its results to stockholders and the investment community, and in its internal evaluation and management of the business. The Company believes that these adjusted financial measures and the information they provide are useful to investors because it permits investors to view the Company’s performance using the same tools that management uses to gauge progress in achieving its goals. Adjusted measures may also facilitate comparisons to FactSet’s historical performance.

(Unaudited)	Three Months Ended February 28,
(In thousands, except per share data)	2015	2014	Change
GAAP Operating income	$80,648	$75,054
Changes in the senior leadership of the Company’s sales teams (a)	3,154	-
Adjusted Operating income	$83,802	$75,054	11.7%

GAAP Net income	$61,598	$52,426
Changes in the senior leadership of the Company’s sales teams (a)	2,196	-
Income tax benefits primarily from the U.S. Federal R&D tax credit (b)	(5,079)	-
Adjusted Net income	$58,715	$52,426	12.0%

Adjusted Diluted earnings per common share (b)	$1.39	$1.22	13.9%
Weighted average common shares (Diluted)	42,306	43,107

(a)

GAAP operating income for fiscal 2015 was adjusted to exclude a pre-tax charge of $3.2 million primarily from changes in the senior leadership responsible for the Company’s salesforce. This incremental expense was $2.2 million net of tax and reduced diluted earnings per share by $0.05.

(b)

On December 16, 2014, the U.S. Congress passed the Tax Increase Prevention Act of 2014 (the “ACT”), which President Obama signed into law on December 19, 2014. The ACT reinstated the U.S. Federal R&D tax credit, which had previously expired on December 31, 2013. The reenactment of the credit was retroactive to January 1, 2014 and extended to the end of the 2014 calendar year. Prior to the reenactment of the tax credit, FactSet had not been permitted to factor it into its effective tax rate because it was not currently enacted tax law. The reenactment of the tax credit resulted in discrete income tax benefits $5.1 million or $0.12 per diluted share during the second quarter of fiscal 2015.

Supplementary Schedules of Historical ASV by Client Type

The following table presents the percentages and growth rates of ASV by client type, excluding currency, and can be useful to facilitate historical comparisons.

	Q2‘15	Q1‘15	Q4‘14	Q3’14	Q2‘14	Q1‘14	Q4‘13
% of ASV from buy-side clients	82.8%	82.5%	82.6%	83.1%	82.7%	82.2%	81.6%
% of ASV from sell-side clients	17.2%	17.5%	17.4%	16.9%	17.3%	17.8%	18.4%

ASV Growth rate from buy-side clients	8.7%	8.9%	8.5%	8.0%	6.4%	6.2%	6.4%
ASV Growth rate from sell-side clients	7.9%	6.7%	1.6%	0.0%	(0.5%)	(2.7%)	0.7%

The following table presents the calculation of the above-mentioned growth rates by client type for the second quarter of fiscal 2015.

(In thousands)	February 28,		Q2 2015
	2015	2014	ASV Growth Rate
As reported ASV	$1,004.6	$920.1
Less acquired ASV (a)	(9.3)	-
Currency impact (b)	3.2	-
Organic ASV total	$998.5	$920.1	8.5%
Buy-side	$826.8	$760.9	8.7%
Sell-side	$171.7	$159.2	7.9%

(a)	Acquired ASV from Code Red, Inc. on February 6, 2015

(b)

The negative impact from foreign currency movements over the past 12 months was added back in order to calculate total organic ASV. The foreign currency effect was primarily from ASV billed in Japanese Yen, which was negatively impacted by a decline in the Japanese Yen vs. the U.S. dollar.

Reconciliation of Non-GAAP Financial Measures

Financial measures in accordance with U.S. GAAP including operating income, net income and diluted earnings per share have been adjusted below.

Three Months Ended February 28, 2015

(Condensed and Unaudited)	GAAP	Changes in Senior Leadership (a)	U.S. Federal R&D Tax Credit (b)	Adjusted	YoY % Change	Stock-Based Compensation	Amortization of Intangible Assets	Non-GAAP
Operating Income	$80,648	$3,154	-	$83,802	11.7%	$5,760	$2,048	$91,610
Net Income (c)	$61,598	$2,196	$(5,079)	$58,715	12.0%	$4,009	$1,425	$64,149
Diluted EPS (d)	$1.46	$0.05	$(0.12)	$1.39	13.9%	$0.09	$0.03	$1.52
Weighted Average Shares	42,306			42,306				42,306

(a)

GAAP operating income for fiscal 2015 was adjusted to exclude a pre-tax charge of $3.2 million primarily from changes in the senior leadership of the Company’s sales teams. This incremental expense was $2.2 million net of tax and reduced diluted earnings per share by $0.05.

(b)

GAAP net income was adjusted to exclude income tax benefits primarily from the reenactment of the U.S. Federal R&D tax credit, which had previously expired on December 31, 2013. The tax credit was retroactive to January 1, 2014 and extended to the end of the 2014 calendar year. The reenactment of the tax credit resulted in discrete income tax benefits of $5.1 million or $0.12 per diluted share and reduced the Company’s annual effective tax rate to 30.4%.

(c)

For the purposes of calculating non-GAAP net income and non-GAAP diluted EPS, stock-based compensation expense and amortization of intangible assets were taxed at the current year annual effective tax rate of 30.4%.

(d)	The sum of the non-GAAP diluted earnings per share may not equal the totals above due to rounding.